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                                                                       Exhibit 5

                                October 15, 1998


The Lamson & Sessions Co.
25701 Science Park Drive
Cleveland, Ohio 44122-9803

           Re: The Lamson & Sessions Co. 1988 Incentive Equity Performance Plan

Ladies and Gentlemen:

     We have acted as counsel for The Lamson & Sessions Co., an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3, relating to up to 1,800,000 shares of the Company's common stock, without par value (the "Common Stock") which may be purchased pursuant to the exercise of transferable options issued by the Company to participants in the Company's 1988 Incentive Equity Performance Plan, as amended (the "Plan") and transferred by those participants. We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Company's Common Stock that may be issued or transferred and sold pursuant to the Plan and the authorized forms of agreements thereunder, is duly authorized for issuance and, upon issuance pursuant to the exercise of options granted under the Plan by the transferees thereof, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-3 filed by the Company to effect registration of the Common Stock to be issued or transferred and sold pursuant to the Plan under the Securities Act of 1933, as amended.

                              Very truly yours,


                              Jones, Day, Reavis & Pogue